Exhibit 10.12

Second Amendment to Loan

This Second Amendment to the Personal Loan is entered into as of August 3, 2026, by and between KOLE & MARLEE HOLDINGS, LTD (“Lender”) and VME PROCESS INC, a subsidiary of VME COMPANIES, INC. (collectively “Borrower”).

Whereas, the Lender and the Borrower entered into that certain Personal Loan agreement with a principal amount of $900,000.00 dated December 20, 2025, (the “Loan Agreement”); and

Whereas, the Lender and Borrower executed a First Amendment to Loan dated July 1, 2026 to amend the Loan Agreement to extend the term and maturity date of the loan and to provide for the mandatory repayment of the loan upon the occurrence of an Initial Public Offering of VME Companies, Inc. (the “IPO”); and

Whereas, the Lender and Borrower no longer desire to accelerate the repayment of the loan upon the occurrence of the IPO;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and restate the Terms of the Loan Agreement as follows:

The outstanding principal balance of the loan, together with all accrued and unpaid interest thereon, shall be due and payable in full on December 31, 2026. ~~(the 'Maturity Date'), unless accelerated earlier pursuant to the terms of this Amendment.~~

~~Notwithstanding anything to the contrary contained in this Amendment, immediately upon the consummation of the IPO of the equity securities of the Borrower, all outstanding principal and accrued and unpaid interest, shall become immediately due and payable in full, without demand, notice, or legal process of any kind.~~

This agreement is effective as of the date first shown above.

/s/ Kuoh Lee
Kuoh Lee
President
Kole & Marlee Holdings, Ltd

/s/ David Falls
David Falls
Vice President Accounting and
Assistant Secretary
VME Process, Inc.

P +1 903 561 4082	3300 S. Broadway Ave
F +1 903 939 3364	Suite 205
Tyler, TX USA 75701
vmecompanies.com